Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-225788) pertaining to the AVROBIO, Inc. Amended and Restated 2015 Stock Option and Grant Plan, the AVROBIO, Inc. 2018 Stock Option and Incentive Plan, and the AVROBIO, Inc. 2018 Employee Stock Purchase Plan of our report dated March 25, 2019, with respect to the consolidated financial statements of AVROBIO, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 25, 2019